Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

July 28, 2017

SITO Mobile, Ltd.

The Newport Corporate Center

100 Town Square Place, Suite 204

Jersey City, NJ 07310

Re:	Registered Direct Offering

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-213221) (as amended from time to time, the “Registration Statement”), filed by SITO Mobile, Ltd., a Delaware corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”) on August 19, 2016, under the Securities Act of 1933, as amended (the “Securities Act”), and which became effective on August 29, 2016, for the registration of, among other things, an indeterminate number of shares of Common Stock, par value $0.001 per share, of the Company (“Common Stock”) and warrants to purchase shares of Common Stock , which may be issued as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated July 24, 2017 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), relating to the offering by the Company of (i) 1,200,000 units (the “Units”) with each Unit consisting of one share of Common Stock (collectively, the “Shares”) and one warrant to purchase 0.25 of a share of Common Stock (collectively, the “Warrants”), (ii) 300,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) and (iii) 20,000 shares of Common Stock issuable upon the exercise of Warrants (the “Financial Advisor Warrant Shares”) issued to the Company’s financial advisor (the “Financial Advisor Warrants”) in connection with the offering; all of which are to be sold by the Company pursuant to the Securities Purchase Agreement among the Company and the purchasers identified on the signature pages thereto (the “Agreement”).  We understand that the Shares, the Warrants, the Warrant Shares, the Financial Advisor Warrants and the Financial Advisor Warrant Shares are to be offered and sold in the manner set forth in the Prospectus.

We have acted as your counsel in connection with the issue and sale by the Company of the Shares, the Warrants, the Warrants Shares, the Financial Advisor Warrants and the Financial Advisor Warrant Shares.  We are familiar with the proceedings taken by the Board of Directors of the Company (the “Board of Directors”) and the Pricing Committee, duly appointed by the Board of Directors of the Company, in connection with the authorization, issuance and sale of the Units, Shares, the Warrants, the Warrant Shares, the Financial Advisor Warrants and the Financial Advisor Warrant Shares.  We have examined all such documents as we considered necessary to enable us to render this opinion, including, but not limited to, the Registration Statement, the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, as amended, certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company, corporate records, and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination, we have assumed:  (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as certified or photostatic copies, (d) the authenticity of the originals of such latter documents, (e) that the Shares will be issued against payment of valid consideration under applicable law, (f) that the Warrant Shares will be issued against payment of valid consideration under applicable law and (g) that the Financial Advisor Warrant Shares will be issued against payment of valid consideration under applicable law.  As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Philadelphia	Boston	Washington, D.C.		Los Angeles	New York	Pittsburgh
Detroit	Berwyn	Harrisburg	Orange County	Princeton	Silicon Valley	Wilmington

www.pepperlaw.com

SITO Mobile, Ltd.

July 28, 2017

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that (i) following the due execution and delivery of the Units by the Company against payment therefor as set forth in the Prospectus, the Units will be valid and binding obligations of the Company; (ii) following the issuance of the Shares by the Company against payment therefor as set forth in the Agreement, the Shares will be duly and validly issued, fully paid and non-assessable; (iii) following the due execution and delivery of the Financial Advisor Warrants and the Warrants by the Company against payment therefor as set forth in the Prospectus, the Financial Advisor Warrants and the Warrants will be valid and binding obligations of the Company; and (iv) following the execution and delivery of the Financial Advisor Warrants and the Warrants by the Company against payment therefor as set forth in the Agreement and exercise of the Financial Advisor Warrants and the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Financial Advisor Warrant Shares and the Warrant Shares as set forth in the Financial Advisor Warrants and the Warrants and issuance of the Financial Advisor Warrant Shares and the Warrants Shares thereunder, the Financial Advisor Warrant Shares and the Warrant Shares will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference of our firm in the Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP

Philadelphia	Boston	Washington, D.C.		Los Angeles	New York	Pittsburgh
Detroit	Berwyn	Harrisburg	Orange County	Princeton	Silicon Valley	Wilmington

www.pepperlaw.com